                                   EXHIBIT A


The exclusive territories shall be as follows; However should a county herein listed not be serviced within 12 months after the first service is offered in a specific exclusive market, then either party may remove that county from the exclusive list. To remove a county from the exclusive list, A party must give formal notice to the other party and allow 90 days for the other party to initiate service.

Seattle, WA, shall be the counties of:
                          KING, PIERCE, AND SNOHOMISH

Dallas, TX, shall be the counties of:
                          DALLAS, TARRANT, AND COLLIN

Denver, CO, shall be the counties of:
            DENVER, JEFFERSON, ARAPAHOE, ADAMS, BOULDER AND DOUGLAS

San Francisco Bar Area, shall be the counties of:
              SAN FRANCISCO, ALAMEDA, SAN MATEO, AND SANTA CLARA

                                   EXHIBIT B

                      DEFINITION OF PERFORMANCE STANDARDS


                         PERFORMANCE STANDARDS OF WEB


Minimum Number of Subscribers
-----------------------------
WEB shall be held to the following performance criteria throughout the duration of the exclusive marketing agreement of which this exhibit is attached thereto.

WEB shall make all reasonable efforts to deliver to FirstLink a minimum number of units passed (defined as total units in properties under contract) as follows on an overall market basis by the following dates:


                                      MINIMUM NUMBER
                 MONTHS               OF UNITS PASSED
                ---------         ----------------------
                    6              12,000
                 7 - 15            18,000  additional
                 16 - 28           26,000  additional
                 29 - 40           36,000  additional
                 41 - 60           46,000  additional
                                  -----------------------
                                  138,000

Additionally, the above stated minimum number of units passed on an overall basis shall be allocated among the Exclusive Territories. Such allocation shall be calculated by taking the total number of units serviced by WEB (coin operated laundry services) in properties of 150 units or more in an Exclusive Territory divided by the total number of units serviced by WEB in properties of 150 units or more in all of the Exclusive Territories multiplied by the minimum number of units passed stated above. For example, if Dallas has 50,000 units serviced in WEB properties of 150 units or more and WEB services 150,000 units in all of the Exclusive Territories combined in properties of 150 units or more the calculation will be as follows in the first 6 months for
Dallas: (50,000/150,000 X 12,000 = 4,000).   Notwithstanding the
aforementioned, at such point in time that 80,000 subscribers are delivered to FirstLink, the minimum number of units passed requirement shall cease for all territories. For purposes of calculating the minimum number of units passed in an individual territory, the time period for attaining such units passed shall commence on the date that marketing activities commence in the Exclusive Territory. On an overall basis, the time period for measuring minimum number of units passed shall commence on the date that marketing activities commence in the last Exclusive Territory to be activated.

Thirty days (30) from the date of this exclusive marketing agreement, WEB shall provide FirstLink with a schedule listing the total number of units serviced in each Exclusive Territory for properties of 150 units or more for purposes of calculating the minimum number of unites passed by Exclusive Territory. Such calculation, once agreed upon by both WEB and FirstLink, shall become an amendment to this exclusive marketing agreement.

Definition of Non-Performance
-----------------------------
If the minimum number of units passed on an overall basis is not achieved in any given period, all markets become non-performing. In the event of WEB non-performance, WEB shall have 90 days to correct the non-performance or provide a plan acceptable to FirstLink to correct the non-performance. If not,
FirstLink has the right to proceed with its own sales effort.   If FirstLink
elects to proceed with its own sales effort, FirstLink also has the right to reduce the WEB commission as defined in section of 1.4 of the exclusive marketing agreement for those properties obtained subsequent to the non-performance or continue the WEB commission in return for WEB continuing to service properties FirstLink contracts with directly. In the event that FirstLink reduces WEB's commission, the Exclusive Territories shall become non-exclusive. If the Exclusive Territory becomes non-exclusive, then WEB shall have the right to compete with FirstLink after a twelve month waiting period (commencing from the date WEB is notified by FirstLink that their commission is being reduced). If an Exclusive Territory becomes non-exclusive and WEB decides to compete in such territory, then WEB shall not vest shares under the Earnout Warrant provision for subscribers in properties obtained directly by FirstLink.

If the minimum number of units passed on an overall basis is achieved, but the minimum number of units passed is not achieved in a given Exclusive Territory, then that Exclusive Territory becomes non-performing. All provisions stated in the paragraph above become effective for each non-performing Exclusive Territory.

If WEB refrains from selling FirstLink services in an Exclusive Territory(ies) due to FirstLink non performance (see definition below), the dates set forth above for achieving minimum number of units passed shall be extended by a number of days equal to the period of time from when FirstLink is notified of the non-performance until such time that the non-performance is cured.


                      PERFORMANCE STANDARDS OF FIRSTLINK

Quantity and Quality of Services
--------------------------------
Unless prohibited or required by local regulation, FirstLink shall provide Company Services (as defined in section 1.2 of the exclusive marketing agreement) in the Exclusive Territories, including all pricing, customer service, billing, field fulfillment, and network operations on a basis that is comparable in quantity and quality to that of the Company Services being provided in Portland, Oregon. Any significant failure to do so by FirstLink shall be considered non-performance.

In the event of non-performance in an Exclusive Territory, WEB must notify FirstLink of such non-performance. FirstLink will have 90 days to correct the non-performance. In the event that the non-performance is not corrected within the 90 period, or if a plan acceptable to WEB has not been put into place to correct the non-performance, then WEB has the right remove the Exclusive Territory from the exclusive marketing agreement. If FirstLink disputes the non-performance, both parties agree to utilize an independent arbitrator (as provided for in section 3.6 of the exclusive marketing agreement) to determine whether non-performance exists and/or whether such non-performance is significant.

If FirstLink or WEB believes that FirstLink cannot provide Company services in an Exclusive Territory on a level comparable in quantity and quality to that of Portland prior to commencing activities in an Exclusive Territory, FirstLink must notify WEB or WEB must notify FirstLink, of the modifications or changes that are necessary for acceptance or mitigation prior to commencing
activities in that Exclusive Territory.   Acceptance or mitigation shall not
be unreasonably withheld by WEB, however should WEB not accept the mitigation offered, then FirstLink for that Exclusive Territory shall be considered non performing.

In addition, should FirstLink be unwilling or unable to start delivery of the Company Services in an Exclusive Territory within 12 months from the date of this agreement, WEB has the right to remove that Exclusive Territory from the Exclusive Marketing Agreement.

                                   EXHIBIT C

                   DEFINITION OF MARKETING RESPONSIBILITIES


                                      WEB

1. Property Owner Materials and Activities, including proposals and contracts
2. Open Houses and Related Materials, including but not limited to the following:
       - Letters to residents
       - Displays
       - Invitations
       - Food and Beverages
3. Other special promotions related to property owners and open houses


                                   FIRSTLINK

1. Resident brochures
2. Resident service agreements
3. Special promotion collateral directed to property residents.
4. Provide, at no cost, two phone lines and expanded basic cable at each MDU to each leasing agent or property manager living at the property. Additionally, FirstLink will sell to WEB additional lines and services at FirstLink's incremental cost at WEB's request to provide to property management, leasing office, and for smart card communications and pay phones, if possible.
5. Supply a toll free number for each MDU leasing office to contact
   FirstLink.
6. Supply to WEB, moneys for incentives for leasing management to obtain tenant sign ups. FirstLink shall pay the first $10 of incentives paid to the leasing agent, provided that the leasing agent is paid at least $10 per subscriber.

Additionally, FirstLink retains the right to approve all materials created by WEB that utilizes the FirstLink name.